Exhibit 1

Joint Filing Statement Statement

Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the common units of Landmark Infrastructure Partners LP beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: October 10, 2017

Florence Capital Advisors, LLC

	By:	/s/ Gregory Hersch
Gregory Hersch, Managing Member

Gregory Hersch

	By:	/s/ Gregory Hersch
Gregory Hersch, Individually